UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 27, 2008

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-13459	04-3218510
(Commission File Number)	(IRS Employer Identification No.)

600 Hale Street Prides Crossing, Massachusetts	01965
(Address of Principal Executive Offices)	(Zip Code)

(617) 747-3300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             Unregistered Sales of Equity Securities

Under the terms of an Indenture dated as of February 25, 2003 between Affiliated Managers Group, Inc. (“AMG”) and The Bank of New York, as Trustee, AMG called all of its outstanding Floating Rate Convertible Senior Debentures due 2033 (“COBRAs”) for redemption on February 25, 2008.  In lieu of redemption, holders of substantially all of the outstanding COBRAs have elected to convert their COBRAs into shares of AMG common stock, par value $0.01 per share. In connection with these conversions, AMG will issue up to 4.3 million shares of its common stock, on or prior to March 6, 2008. The number of shares of common stock issued will be based on the market price of AMG’s common stock over a number of trading days, as specified in the Indenture.  AMG will not receive any cash proceeds as a result of the conversions.  Once the conversions are complete, all of the COBRAs will have been retired and cancelled.

The issuance of the shares of AMG common stock upon these conversions will be made by AMG pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFILIATED MANAGERS GROUP, INC.

Date: February 29, 2008
	By:	/s/ John Kingston, III
Name: John Kingston, III
Title: Executive Vice President, General Counsel and Secretary